Exhibit 3.3

CERTIFICATE OF FORMATION

OF

PBF Logistics GP LLC

1. The name of the limited liability company is PBF Logistics GP LLC.

2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of PBF Logistics GP LLC this 25th day of February, 2013.

/s/ Jeffrey Dill
Jeffrey Dill Authorized Person